Exhibit 99.1

iMedia Brands Appoints Monty Wageman as Chief Financial Officer

MINNEAPOLIS, MN – June 17, 2021 – iMedia Brands, Inc. (“iMedia” or the “Company”) (Nasdaq: IMBI) today announced the appointment of Montgomery “Monty” Wageman as the Company’s Senior Vice President and Chief Financial Officer reporting directly to Tim Peterman, Chief Executive Officer. Wageman will be assuming this role from Peterman, who has held this position on an interim basis since February 2020. Wageman’s appointment is effective as of June 16, 2021.

“I’m proud to announce Monty as our CFO,” said Peterman. “For over 20 years, Monty has delivered to our culture and our shareholders a boundless work ethic, a calm wisdom and an always current accounting expertise. We look forward to his expanded contributions to our organization.”

Wageman joined iMedia in 2000 and has held various roles of increasing responsibility in accounting, treasury and tax. Most recently, he served as the Company’s Vice President, Corporate Controller and previously served as Senior Director of Accounting, Tax and Treasury from July 2019 through June 2020 and Accounting Director from September 2007 through July 2019. Prior to iMedia, Wageman began his career in audit at Arthur Anderson.

Wageman is a licensed CPA and holds a Bachelor of Arts in Accounting from the University of St. Thomas.

About iMedia Brands, Inc.

iMedia Brands, Inc. (Nasdaq: IMBI) is a leading interactive media company that owns a growing portfolio of lifestyle television networks, consumer brands, online marketplaces and media commerce services that together position the Company as a leading single-source partner to television advertisers and consumer brands seeking to entertain and transact with customers using interactive video.

Contacts:

Investors:

Gateway Investor Relations

Cody Slach

IMBI@gatewayir.com

(949) 574-3860

Media:

press@imediabrands.com

(800) 938-9707

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